SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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PHOTRONICS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PHOTRONICS, INC.
15 Secor Road
Brookfield, Connecticut 06804
(203) 775-9000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MARCH 28, 2012
___________________________________________________________

TO THE SHAREHOLDERS OF PHOTRONICS, INC.:

Notice is hereby given that the Annual Meeting of Shareholders of Photronics, Inc. will be held at NASDAQ OMX, 4 Times Square, Second Floor, New York, NY 10036, at 10:30 a.m. Eastern Time, for the following purposes:

1)	To elect 6 members of the Board of Directors;

2)	To ratify the selection of Deloitte & Touche LLP as independent registered public accounting firm for the fiscal year ending October 28, 2012;

3)	To approve an amendment to the Photronics, Inc. Employee Stock Purchase Plan to increase the number of authorized shares of Common Stock available for issuance from 1,200,000 to 1,500,000;

4)	To approve, by non-binding vote, the compensation of our named executive officers;

5)	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors has fixed February 9, 2012, as the record date for determining the holders of common stock entitled to notice of and to vote at the meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

By Order of the Board of Directors,

/s/ Richelle E. Burr
Richelle E. Burr
General Counsel and Secretary

February 23, 2012

PHOTRONICS, INC.
15 Secor Road
Brookfield, Connecticut 06804
(203) 775-9000
_____________________________________

PROXY STATEMENT

For the Annual Meeting of Shareholders
to be held on March 28, 2012

GENERAL INFORMATION

The enclosed proxy is solicited by the Board of Directors (the “Board” or “Board of Directors”) of Photronics, Inc. (the “Company”), to be voted at the Annual Meeting of Shareholders to be held on March 28, 2012 at 10:30 a.m. Eastern Time at NASDAQ OMX, 4 Times Square, Second Floor, New York, NY 10036, or any adjournments or postponements thereof (the “Annual Meeting”). This proxy statement and the enclosed proxy card are first being sent or given to shareholders on or about February 21, 2012.

The persons named as proxies on the accompanying proxy card have informed the Company of their intention, if no contrary instructions are given, to vote the shares of the Company’s common stock (“Common Stock”) represented by such proxies “FOR” Proposals 1, 2, 3 and 4, and in accordance with their best judgment on any other matters which may come before the Annual Meeting. The Board of Directors does not know of any business to be brought before the Annual Meeting other than as set forth in the Notice of Annual Meeting of Shareholders.

Any shareholder who executes and delivers a proxy may revoke it at any time prior to its use upon (a) receipt by the Secretary of the Company of written notice of such revocation; (b) receipt by the Secretary of the Company of a properly executed proxy bearing a later date; or (c) appearance by the shareholder at the Annual Meeting and his or her request to revoke the proxy. Any such notice or proxy should be sent to Photronics, Inc., 15 Secor Road, Brookfield, Connecticut 06804, Attention: Secretary. Appearance at the Annual Meeting without a request to revoke a proxy will not revoke a previously executed and delivered proxy.

QUORUM; REQUIRED VOTES

Only shareholders of record at the close of business on February 9, 2012, are entitled to notice of and to vote at the Annual Meeting. As of February 9, 2012, there were 60,344,376 shares of Common Stock issued and outstanding, each of which is entitled to one vote. At the Annual Meeting, the presence in person or by proxy of the holders of a majority of the total number of shares of outstanding Common Stock will be necessary to constitute a quorum. Assuming a quorum is present, the matters to come before the Annual Meeting that are listed in the Notice of Annual Meeting of Shareholders require the following votes to be approved: (1) Proposal 1 (Election of Directors) a plurality of the votes cast by the shareholders entitled to vote at the Annual Meeting is required to elect 6 members of the Board of Directors; (2) Proposal 2 (Ratification of Selection of Independent Registered Public Accounting Firm for the Fiscal Year Ending October 28, 2012) a majority of the votes cast by the shareholders entitled to vote at the Annual Meeting is required to ratify the selection of Deloitte & Touche LLP; (3) Proposal 3 (To approve an amendment to the Photronics, Inc. Employee Stock Purchase Plan to increase the number of authorized shares of Common Stock available for issuance from 1,200,000 to 1,500,000) a majority of the votes cast by the shareholders entitled to vote at the Annual Meeting is required to approve an amendment to the Photronics, Inc, Employee Stock Purchase Plan; (4) Proposal 4 (Executive Compensation) a majority of the votes cast by the shareholders entitled to vote at the Annual Meeting is required to approve the non-binding resolution approving the compensation of the named executive officers as described in the Compensation Discussion and Analysis and the narrative disclosure as included in this proxy statement. Abstentions will be considered as present but will not be considered as votes in favor of any matter; broker non-votes will not be considered as present for the matter as to which the shares are not voted.

Neither the approval nor the disapproval of Proposal 4 will be binding on the Company or the Board of Directors or will be construed as overruling a decision by the Company or the Board of Directors. Neither the approval nor the disapproval of Proposal 4 will create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for the Company or the Board of Directors. However, the Company will consider the results of these advisory votes in making future decisions on the Company’s compensation policies, and the compensation of the Company’s named executive officers.

Pursuant to the rules that govern brokers and nominees who have record ownership of shares that are held in “street name” for account holders (who are the beneficial owners of the shares), brokers and nominees typically have the discretion to vote such shares on routine matters, but not on non-routine matters. If a broker or nominee has not received voting instructions from an account holder and does not have discretionary authority to vote shares on a particular item because it is a non-routine matter, a “broker-non-vote” occurs. Under the rules governing brokers, an uncontested director election is considered a non-routine matter for which brokers do not have discretionary authority to vote shares held by an account holder. Additionally, as required by Section 957 of the recently adopted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), advisory votes on executive compensation and on the frequency of such votes are also considered non-routine matters for which brokers do not have discretionary authority to vote shares held by account holders. Only the ratification of our independent registered public accounting firm under Proposal 2 is considered a routine matter.

Shareholders who hold their shares through a broker (in “street name”) must provide specific instructions to their brokers as to how to vote their shares, in the manner prescribed by their broker.

CORPORATE GOVERNANCE AND ETHICS

Photronics is committed to the values of effective corporate governance and high ethical standards. Our Board believes that these values are conducive to long-term performance and periodically reevaluates our policies to ensure they meet the Company’s needs. Set forth below are a few of the corporate governance practices and policies that we have adopted.

  Related Party Transaction Policy. Our Audit Committee is responsible for approving or ratifying transactions involving the Company and related parties and determining if such transactions are, or are not, consistent with the best interests of the Company and our shareholders.

  Executive Sessions. The Company’s Board of Directors’ meetings regularly include executive sessions without the presence of management, including the Chairman and Chief Executive Officer.

  Shareholders Rights Plan Policy. The Company does not have a shareholders rights plan and is not currently considering adopting one. The Board of Directors’ position is that it will only adopt a shareholders’ rights plan if the Board of Directors determines that it is in the best interests of the Company, taking into consideration all factors that it deems advisable and appropriate.

BOARD OF DIRECTORS’ POLICIES AND COMMITTEE CHARTERS

The Company has adopted a code of ethics and corporate governance policy to assist the Board and its committees in the exercise of their responsibilities. The code of ethics and corporate governance policies apply generally to the Board and the Company’s named executive officers. Each of the Board committees has a written charter that sets forth the goals and responsibilities of the committee. Each of the charters can be found on the Company’s website at www.photronics.com.

The number of directors on our Board will be no less than three nor more than fifteen members. Currently the Board has fixed the number of directors at six members. The Board is responsible for nominating members to the Board and for filling vacancies on the Board that may occur between annual meetings of shareholders, in each case upon the recommendation of the Nominating Committee. The Nominating Committee seeks input from other Board members and senior management and may engage a search firm to identify and evaluate potential candidates. The Board and each of the committees of the Board conduct annual self-assessments to determine their effectiveness. Additionally, each committee reviews the adequacy of its charter annually and considers any proposed changes.

The Board of Directors believes that the current Board leadership structure, in which the roles of Chairman and Chief Executive Officer are held by one person, is appropriate for the Company and its shareholders at this time. The current Board leadership structure is believed to be appropriate because it demonstrates to our employees, suppliers, customers, and other shareholders that the Company is under strong leadership, with a single person setting the tone and having primary responsibility for managing the Company’s operations. Having a single leader for both the Company and the Board reduces the potential for confusion or duplication of efforts, and provides clear leadership for the Company.

The Board will continue to reexamine our corporate governance policies and leadership structure on an ongoing basis to ensure that they continue to meet the Company’s needs.

THE BOARD OF DIRECTOR’S ROLE IN RISK OVERSIGHT AND ASSESSMENT

The Company has a risk management program overseen by senior management and approved by the Board of Directors. Risks are identified and prioritized by senior management and each prioritized risk is assigned to either a Board committee or the full Board for oversight. For example, strategic risks are overseen by the full Board; financial and business conduct risks are overseen by the Audit Committee or the full Board; risks related to related party transactions are overseen by the Audit Committee and compensation risks are overseen by the Compensation Committee. Management regularly reports on enterprise risks to the relevant committee or the Board. Additional review or reporting on enterprise risk is conducted as needed or as requested by the Board or relevant committee.

COMPENSATION RELATED RISK

The Company regularly assesses the risks related to our compensation programs, including our executive compensation programs and does not believe that the risks arising from our compensation policies and practices are reasonably likely to have a material effect on the Company. Incentive award targets and opportunities are reviewed annually allowing the Compensation Committee to maintain an appropriate balance between rewarding high performance without encouraging excessive risk as the Company’s business evolves.

OWNERSHIP OF COMMON
STOCK BY DIRECTORS, OFFICERS
AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information on the beneficial ownership of the Company’s Common Stock as of February 9, 2012, by: (i) beneficial owners of more than five percent of the Common Stock; (ii) each director; (iii) each named executive officer named in the summary compensation table set forth below; and (iv) all directors and currently employed named executive officers of the Company as a group.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)		Percentage of Class
Waddell & Reed Financial, Inc.
6300 Lamar Avenue
Overland Park, KS 66202	5,459,359		9.1%(3)
Donald Smith & Co., Inc.
152 West 57th Street
New York, NY 10019	5,340,834		8.87%(4)
Dimensional Fund Advisors
Palisades West, Building One
6300 Bee Cove Road
Austin, Texas 78746	4,290,091		7.34%(5)
Letko, Brosseau & Ass. Inc.
1800 McGill College Ave.
Suite 2510
Montreal, QC H3A 356
Canada	4,050,638		6.77%(6)
Black Rock, Inc.
40 East 52nd Street
New York, NY 10022	3,170,442		5.30%(7)
Walter M. Fiederowicz	101,583	(8)	*
Joseph A. Fiorita, Jr.	191,483	(8)(9)	*
L. C. Hsia	8,000		*
Soo Hong Jeong	438,527	(8)	*
Peter Kirlin	72,500	(8)	*
Constantine S. Macricostas	1,323,649	(8)(10)	*
George Macricostas	51,874	(8)	*
Christopher J. Progler	213,293	(8)	*
Sean T. Smith	329,565	(8)	*
Mitchell G. Tyson	107,750	(8)	*
Directors and Named Executive Officers
as a group (10 persons)	2,838,224	(11)	*

* Less than 5%

(1)	The address for all officers and directors is 15 Secor Road, Brookfield, Connecticut 06804.

(2)	Except as otherwise indicated, the named person has the sole voting and investment power with respect to the shares of Common Stock set forth opposite such person’s name.

(3)	According to Schedule 13G filed February 14, 2012, Waddel & Reed Financial, Inc. has sole voting and dispositive power over 5,459,359 shares of Common Stock as of December 31, 2011.

(4)	According to Schedule 13G filed February 13, 2012, Donald Smith & Co., Inc. has sole voting and dispositive power over 5,340,834 shares of Common Stock as of December 31, 2011.

(5)	According to Schedule 13G filed on February 14, 2012, Dimensional Fund Advisors, has sole voting and dispositive power over 4,290,091 shares of Common Stock as of December 31, 2011.

(6)	According to Schedule 13G filed February 14, 2012, Letko Brosseau & Ass. Inc. has sole voting and dispositive power over 4,050,638 shares of Common Stock as of December 31, 2011.

(7)	According to Schedule 13G filed February 9, 2012, Black Rock, Inc. has sole voting and dispositive power over 3,170,442 shares of Common Stock as of December 31, 2011.

(8)	Includes shares of Common Stock subject to stock options exercisable as of February 9, 2012, (or within 60 days thereof), as follows: Mr. Fiederowicz: 80,833; Mr. Fiorita: 81,900; Dr. Jeong: 280,627; Dr. Kirlin: 52,500; Mr. Constantine Macricostas: 270,625; Mr. George Macricostas: 33,750; Dr. Progler 165,493; Mr. Smith: 247,950; and Mr. Tyson: 53,750.

(9)	Includes 300 shares owned by the wife of Mr. Fiorita as to which shares he disclaims beneficial ownership.

(10)	Includes 34,568 shares held by the wife of Mr. Macricostas as to which shares he disclaims beneficial ownership.

(11)	Includes the shares listed in notes (8), (9) and (10) above.

PROPOSAL 1
ELECTION OF DIRECTORS

The Board has nominated 6 directors to be elected at the 2012 Annual Meeting to serve for a one year term. Each of the 6 directors of the Company that is elected at the Annual Meeting will serve until the 2013 Annual Meeting of Shareholders and until their successors are elected and qualified. Each nominee is currently a director of the Company and has agreed to serve if elected. The names of, and certain information with respect to, the nominees for election as directors are set forth below.

The Company is open and receptive to shareholder communication. Last year some shareholders communicated their desire to see the Board appoint a Director with technical and semiconductor industry experience as well as someone of Asian descent. In January of 2012 the Company announced that Dr. L.C. Hsia, a Taiwanese national, with many years of experience in the semiconductor industry has joined the Board.

If, for any reason, any of the nominees shall become unable to stand for election, the individuals named in the enclosed proxy may exercise their discretion to vote for any substitutes chosen by the Board of Directors, unless the Board of Directors should decide to reduce the number of directors to be elected at the Annual Meeting. The Company has no reason to believe that any nominee will be unable to serve as a director.

The Board of Directors recommends that you vote “FOR” the election of each of the following nominees:

Nominees:

Name and (Age)	Director Since	Position with the Company
Walter M. Fiederowicz	1984	Director
(65 years)

Joseph A. Fiorita, Jr.	1987	Director
(67 years)

Dr. L. C. Hsia	2012	Director
(63 years)

Constantine S. Macricostas	1974	Chairman of the Board
(76 years)

George Macricostas	2002	Director
(42 years)

Mitchell G. Tyson	2004	Director
(57 years)

Messrs. Fiederowicz, Fiorita, Hsia, and Tyson qualify as independent under applicable NASDAQ National Market (“NASDAQ”) rules.

In addition to the information set forth in the table above, the following provides certain information about each nominee for election as director, including his principal occupation for at least the past five years. Also set forth below is a brief discussion of the specific experience, qualifications, attributes or skills that led to the conclusion that each nominee and director should serve as a director as of the date of this proxy statement, in light of the Company’s business and structure.

Walter M. Fiederowicz has been a private investor and consultant since August 1997. During 2011, he served as Managing Director of Painter Hill Ventures and Painter Hill Venture Fund, entities that invest in financial services and technology companies. Mr. Fiederowicz is Chairman of the Compensation Committee, and Vice Chairman of the Audit Committee. Mr. Fiederowicz brings to the Board of Directors substantial experience in analyzing and forecasting economic conditions both domestically and internationally. Through his service on the boards of other companies, he also gained extensive experience in leadership, risk oversight and corporate governance matters.

Joseph A. Fiorita, Jr., CPA, has been a partner since 1973 at Fiorita, Kornhaas & Company, P.C., an independent certified public accounting firm located in Danbury, Connecticut. He is a member of the Connecticut Society of Certified Public Accountants (CSCPA) and American Institute of Certified Public Accountants (AICPA). He serves as an advisory board member of various closely-held companies and charitable organizations. He is also a Corporator for Newtown Savings Bank. Mr. Fiorita is Chairman of the Audit Committee and Vice Chairman of the Compensation Committee. Mr. Fiorita qualifies as an audit committee financial expert under applicable Securities and Exchange Commission (“SEC”) audit committee rules. Mr. Fiorita brings to the Board of Directors broad experience in corporate finance, and is highly qualified in the fields of accounting and internal controls, both of which contribute to effective service on the Board of Directors. Through his service on the board of directors of other companies, he has gained additional experience in risk management and corporate governance.

Liang-Choo Hsia, was formerly Senior Vice President and Senior Technical Advisor at Global Foundries. He joined Global Foundries as a result of the acquisition of Chartered Semiconductor Manufacturing where, for over ten years, he played a pivotal role in defining roadmaps for advanced node migration and oversaw the company’s participation in the Joint Development Alliance with IBM for advanced manufacturing to the 22/20nm nodes. He joined Chartered after serving for three years as Director of Technology Development of United Microelectronics Corporation in Taiwan. Prior to that, he spent over a decade with IBM as an advisory scientist in various divisions. Dr. Hsia has authored or co-authored over 100 papers and over 50 patents. He resides in Taiwan and has offices in Taiwan and Singapore. Dr. Hsia is Chairman of the Strategy and Technology Committee and is a member of the Nominating Committee.

Constantine S. Macricostas is Chairman of the Board, Chief Executive Officer and President. From July 20, 2008, Mr. Macricostas assumed the responsibility of Interim Chief Executive Officer and on April 3, 2009 he became Chief Executive Officer and President. From February 23, 2004 to June 7, 2005, Mr. Macricostas also served as Chief Executive Officer. Mr. Macricostas also served as Chief Executive Officer of the Company from 1974 until August 1997. Mr. Macricostas is a founder, Vice Chairman of the Board and a director of RagingWire Enterprise Solutions, Inc., (“RagingWire”). Mr. Macricostas is the father of George Macricostas. Mr. Macricostas’ knowledge of the Company and its operations is invaluable to the Board of Directors in evaluating and directing the Company’s future. Through his long service to the Company and experience in the industry, he has developed extensive knowledge in the areas of leadership, safety, risk oversight, management and corporate governance, each of which provides great value to the Board of Directors.

George Macricostas is the Executive Chairman of the Board and founder of RagingWire, a company that provides secure managed information technology services and data center infrastructure to data intensive enterprise companies. Mr. Macricostas is a member of the Strategy and Technology Committee of the Company. Mr. Macricostas is a member of the Board of Directors of the Jane Goodall Institute, and was a finalist in the 2007 Ernst and Young Entrepreneur of the Year program. From November 2005 to January 2007, Mr. Macricostas was Executive Vice Chairman of RagingWire. From May 2000 through November 2010, Mr. Macricostas was Chief Executive Officer of RagingWire. Prior to the founding of RagingWire, from February 1996 until April 2000, Mr. Macricostas was a senior vice president of the Company, where he was responsible for all aspects of the Company’s global information technology infrastructure. Mr. Macricostas brings over 20 years of technical and business management experience in operations and information technology to the Board of Directors. Through his service on the Board, he has gained additional experience in risk management and corporate governance.

Mitchell G. Tyson is an independent business strategy and clean energy consultant and serves on multiple industry, government and corporate boards of directors. He is also an Adjunct Professor at the Brandeis International Business School. Until October 2010, he was the Chief Executive Officer and a Director of Advanced Electron Beams. Advanced Electron Beams’ compact electron beam emitters replace thermal and chemical processes for cleaner, more efficient, lower cost manufacturing. Prior to joining Advanced Electron Beams in 2005, Mr. Tyson was a corporate consultant and lecturer. Previously, Mr. Tyson served as the Chief Executive Officer of PRI Automation, a publicly traded corporation that supplied automation systems including hardware, software and services for the semiconductor industry. From 1987 to 2002, he held positions of increasing management responsibility and helped transform PRI Automation from a small robotics manufacturer to the world’s leading supplier of semiconductor fab automation systems. Prior to joining PRI Automation, Mr. Tyson worked at GCA Corporation from 1985 to 1987 as Director of Product Management and served as science advisor and legislative assistant to the late U.S. Senator Paul Tsongas from1979 to 1985. Mr. Tyson is Chairman of the Nominating Committee and a member of the Audit Committee of the Company.

MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors met 5 times during the 2011 fiscal year. During fiscal 2011, each director attended 100% of the total number of meetings of the Board of Directors and 100% of committee meetings of the Board on which such director served.

The Company’s Board of Directors has Audit, Compensation, Nominating and Strategy and Technology Committees. Membership of the Audit, Compensation and Nominating Committees is comprised of independent, non-employee directors.

The Audit Committee’s functions include the appointment of the Company’s independent registered public accountants, reviewing with such accountants the plan for and results of their auditing engagement and the independence of such accountants. Messrs. Fiederowicz, Fiorita and Tyson are members of the Audit Committee. All members of this Committee are independent, non-employee directors under applicable NASDAQ rules. Mr. Fiorita qualifies as an audit committee financial expert under applicable SEC audit committee rules. The Audit Committee held 9 meetings during the 2011 fiscal year.

The Compensation Committee’s functions include establishing compensation policies and programs for the executive officers of the Company and administration of the Company’s stock plans. Messrs. Fiederowicz and Fiorita are members of the Compensation Committee. All members of this Committee are independent, non-employee directors under applicable NASDAQ rules. The Compensation Committee held 5 meetings during the 2011 fiscal year.

The Nominating Committee’s functions include the consideration and nomination of candidates for election to the Board. Messrs. Tyson and Hsia are members of the Nominating Committee. All members of this Committee are independent, non-employee directors under applicable NASDAQ rules. This Committee held 2 meetings during the 2011 fiscal year.

The minimum qualifications for nominees to be considered by the Nominating Committee are experience as a business or technology leader, possession of the qualities or skills necessary and the ability to deliver value and leadership to the Company and the ability to understand, in a comprehensive manner, the technology utilized by the Company and its customers for the production of photomasks and flat panel displays. If an opening for a Director arises, the Board will conduct a search for qualified candidates. The Nominating Committee utilizes its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating Committee will also consider qualified candidates for Director suggested by shareholders in written submissions to Photronics, Inc., 15 Secor Road, Brookfield, Connecticut 06804, Attention: Secretary. The Nominating Committee also considers the diversity of backgrounds and expertise represented in the Board’s composition and whether a nominee is qualified to serve may depend in part on the backgrounds of the other directors, so that the Board of Directors as a whole has an appropriate mix of backgrounds and breadth of experience. The Nominating Committee reviews its effectiveness in balancing these considerations through its ongoing consideration of directors and nominees, as well as the Nominating Committee’s annual self-evaluation process. The Nominating Committee does not intend to alter the manner in which it evaluates candidates, whether the candidate was recommended by a shareholder or not.

The Nominating Committee did not receive any recommendations for nomination of a Director from a shareholder or group who, individually or in the aggregate, beneficially owned greater than 5 percent of the Company’s voting Common Stock for at least one year.

The Board provides a process for shareholders to send communications to the Board or to any Director individually. Shareholders may send written communications to the Board or to any Director c/o Photronics, Inc., 15 Secor Road, Brookfield, Connecticut 06804, Attention: Secretary. All communications will be compiled by the Secretary and submitted to the Board, or the individual Directors, on a periodic basis.

The Audit Committee Charter, the Compensation Committee Charter, the Nominating Committee Charter and the Strategy and Technology Committee Charter are posted on the Company’s website at www.photronics.com.

It is the Company’s policy that the Directors who stand for election at the Annual Meeting attend the Annual Meeting unless the Director has an irreconcilable conflict and attendance has been excused by the Board. All of the nominees who were Directors during the last fiscal year and who are standing for election at the 2012 Annual Meeting of Shareholders attended the 2011 Annual Meeting of Shareholders with the exception of George Macricostas and Mitch Tyson who were excused. Dr. Hsia was not at the 2011 Annual Meeting as he became a director on January 3, 2012.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of three directors, each of whom meets the independence requirements of the applicable NASDAQ and SEC rules. The Audit Committee operates under a written charter adopted by the Board of Directors of the Company. The Audit Committee Charter can be found on the Company’s website at www.photronics.com. The Audit Committee also undertakes a written performance evaluation of the Committee on an annual basis.

The Audit Committee held 9 meetings during the 2011 fiscal year. For the fiscal year ended October 30, 2011, the Audit Committee reviewed and discussed the audited financial statements with management, discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (communication with Audit Committees) as amended, as adopted by PCAOB in Rule 3200T. In addition, the Audit Committee has the letter from Deloitte & Touche LLP required by the applicable requirement of PCAOB regarding Deloitte & Touche LLP’s communication with the Audit Committee concerning independence and has discussed with them their independence from the Company and its management. The Audit Committee reviewed and discussed with management and the independent auditors, as appropriate, (1) the audited financial statements and (2) management’s report on internal control over financial reporting and the independent accounting firm’s related opinions. The Committee considered whether the provision of non-audit services by Deloitte & Touche LLP to the Company is compatible with maintaining the independence of Deloitte & Touche LLP and concluded that the independence of Deloitte & Touche LLP was not compromised by the provision of such services. The Audit Committee met with management periodically during the fiscal year to review the Company’s Sarbanes-Oxley Section 404 compliance efforts related to internal controls over financial reporting. Additionally, the Audit Committee pre-approved all audit and non-audit services provided to the Company by Deloitte & Touche LLP. Based on the foregoing meetings, reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for fiscal 2011 be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

In 2003, the Audit Committee adopted a formal complaint procedure for accounting and auditing matters and violations of Company policy.

Fees Paid to the Independent Registered Public Accounting Firm

For the fiscal years ended October 31, 2010 and October 30, 2011, the aggregate fees for professional services rendered by D&T were as follows:

	Fiscal 2010	Fiscal 2011
Audit Fees (a)	$970,367	$1,150,487
Audit-Related Fees (b)	13,378	20,375
Tax Fees (c)	44,275	142,172
All Other Fees	0	0

Total	$1,028,020	$1,313,034

(a)	Represents aggregate fees in connection with the audit of the Company’s annual financial statements, internal controls over financial reporting and review of the Company’s quarterly financial statements or services normally provided by D&T, including, among other items, fees related to the Company’s issuance of convertible securities.

(b)	Represents assurance and other activities not directly related to the audit of the Company’s financial statements.

(c)	Represents aggregate fees in connection with tax compliance, tax advice and tax planning.

This report is submitted by:
Joseph A. Fiorita, Jr.
Chairman

Walter M. Fiederowicz

Mitchell G. Tyson

EXECUTIVE OFFICERS

The names of the executive officers (the “Named Executive Officers”) of the Company are set forth below together with the positions held by each person in the Company. All executive officers are elected annually by the Board of Directors and serve until their successors are duly elected and qualified.

Name and Age	Position	Served as an Officer Since
Richelle E. Burr, 48	Vice President, General Counsel	2010
	and Secretary

Soo Hong Jeong, 56	Chief Operating Officer,	2001
	President, Asia Operations

Peter S. Kirlin, 51	Senior Vice President, US and	2008
	Europe

Constantine S. Macricostas, 76	Chief Executive Officer and	2008
	President

Christopher J. Progler, 48	Vice President, Chief Technology	2004
	Officer and Strategic Planning

Sean T. Smith, 51	Senior Vice President,	2000
	Chief Financial Officer

Richelle E. Burr joined Photronics in 2003 as Corporate Counsel and was appointed General Counsel in January 2010. She was promoted to Vice President, Associate General Counsel in 2008 and was appointed Secretary in April of 2009 prior to her election as General Counsel in January 2010.

Dr. Soo Hong Jeong was appointed Chief Operating Officer on June 21, 2006, and continues to serve as President of Asia Operations, a position he has served in since March 22, 2004. Prior to that, Dr. Jeong served as a Vice President of the Company and President and Chief Executive Officer of PK, Ltd. (“PKL”), since August 2001.

Dr. Peter S. Kirlin joined Photronics in August, 2008 as Senior Vice President, US and Europe. Prior to joining Photronics, Dr. Kirlin was Executive Chairman of Akrion, Inc. from January 2007 to July 2008. Prior to that Dr. Kirlin was Vice President of Business Development at Entegris, Inc. from May 2004 to September 2006. Prior to that Dr. Kirlin was Chairman and Chief Executive Officer of DuPont Photomask, Inc.

Constantine S. Macricostas has served as Chief Executive Officer and President since April 3, 2009. Prior to that he served as Interim Chief Executive Officer from July 20, 2008 to April 3, 2009. From February 23, 2004 to June 7, 2005, he also served as Chief Executive Officer. From January 2002 through March 2002, he temporarily assumed the position of President. Mr. Macricostas also served as Chief Executive Officer of the Company from 1974 until August 1997.

Dr. Christopher J. Progler became an executive officer on June 21, 2006. Dr. Progler has been employed by Photronics since 2001 starting with the position of Corporate Chief Scientist. He was promoted to Vice President and Chief Technology Officer in 2004. In 2011 Dr. Progler assumed the added responsibility of Strategic Planning for the Company. Dr. Progler is a Fellow and Board Member of SPIE - The International Society for Optical Engineering. He is Co-Chair of SPIE Advanced Lithography Symposium and Associate Editor for the SPIE Journal of Microlithography, Microfabrication and Microsystems.

Sean T. Smith was promoted to Senior Vice President on January 25, 2005, and continues to serve as Chief Financial Officer. In March 2002, Mr. Smith was promoted to Vice President and Chief Financial Officer. Prior to that Mr. Smith had been Vice President-Controller. He joined Photronics in April 2000.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of the Board of Directors (the “Compensation Committee”) was established in 1992 and is comprised of two of the independent, non-employee members of the Board of Directors. Neither of these individuals was an officer or employee of the Company at any time during fiscal year 2011 or at any other time, and neither of them have interlocking relationships as described in Item 407 of Regulation S-K. The Compensation Committee is responsible for setting and administering the policies governing compensation of executive officers. The key objectives of the Compensation Committee are to provide competitive compensation to attract and retain talented employees, to advance the goals of the Company by aligning executive compensation with shareholder interests and minimizing risks associated with compensation. The Compensation Committee reviews and approves, among other things, overall annual performance for the Named Executive Officers as well as all participants in the Company’s 2011 Executive Incentive Compensation Plan. The Compensation Committee considers each executive officer’s performance and makes recommendations regarding his/her base salary, annual cash incentive and stock-based awards to the full Board of Directors. The Compensation Committee periodically reviews its approach to executive compensation and makes changes when appropriate.

Philosophy

The Company’s philosophy is that executive compensation must be competitive with other comparable employers to insure that qualified employees can be attracted and retained and that the Company’s compensation practices should provide incentives for creating a return to the Company’s shareholders. The Compensation Committee uses three components to achieve these goals: base salary, annual cash incentives and stock-based awards. The Company’s executive officer compensation program is designed so that: compensation is competitive; pay is aligned with creating shareholder value and compensation risks are assessed and managed appropriately in the context of the Company’s business strategy. When determining compensation, the Compensation Committee assesses the overall performance of the Company, the Named Executive Officer’s role in that performance, the compensation previously received by the Named Executive Officers and the compensation of similarly situated executive officers working for peer group companies. The Compensation Committee also uses a subjective approach when linking the Company’s performance and the total compensation of the Named Executive Officers.

Total Direct Compensation Chief Executive Officer	Total Compensation All Other Named Executive Officers

Elements of Compensation

In establishing compensation levels for the Named Executive Officers of the Company, identified in the Summary Compensation Table, the Compensation Committee considers compensation at fifteen publicly traded companies in the semiconductor/electronics industries with similar levels of sales and capital. These companies are Advanced Energy Industries, Inc., ATMI, Inc., Axcelis Technologies, Inc., Brooks Automation, Inc., Cabot Microelectronics Corp., Credence Systems Corp., Cymer, Inc., Entegris, Inc., FEI Co, Kulicke & Soffa Industries, Inc., MEMC Electronic Materials, Inc., Novellus Systems, Inc., Varian Semiconductor Equipment Associates, Inc., and Veeco Instruments, Inc. The Compensation Committee adjusts executive compensation in connection with this review. Generally, the Compensation Committee believes that the compensation of its executive officers should be set near the median compensation of this comparison group; however it is also important to the Compensation Committee that compensation reflect individual performance and that may warrant compensation up to 20% above or below the median. The Compensation Committee believes that the three components of the Company’s compensation: base salary, annual cash incentives and stock-based awards result in a compensation program which is competitive and aligns the Named Executive Officer’s interests with shareholder value creation. Actual base salary increases, annual cash incentive and stock-based award compensation vary based on an individual’s experience, job responsibilities, performance, the Company’s financial results, and the discretion of the Compensation Committee. The Compensation Committee does not use tally sheets or any formulas in determining executive compensation. The Compensation Committee does not believe that there are any risks arising from the Company’s compensation policies and practices for its employees that are reasonably likely to have a material adverse effect on the Company. The benefits program enjoyed by the Company’s Named Executive Officers is the same as that offered to all other domestic employees. Dr. Jeong, Mr. Smith, Dr. Kirlin, Dr. Progler and Ms. Burr have employment agreements that outline the terms and provisions of their employment. Each agreement covers title, duties and responsibilities, stipulates compensation terms and provides for post-termination compensation in certain circumstances.

Base Salary

The Compensation Committee evaluates and establishes base salary levels in light of economic conditions (generally and in the regions where executives work) and comparisons to other similarly situated companies. Base salary is designed to recognize an executive’s knowledge, skills, abilities and ongoing performance. The Compensation Committee targets base salary for all executives to be at a level consistent with our assessment of their value relative to their peers in the labor market, while also taking into account our need to maintain costs in light of business conditions and the challenging economic times. Any recommendations for salary changes (other than the Chief Executive Officer) are made by the Chief Executive Officer and presented to the Compensation Committee for approval.

Annual Incentives

The Company had record revenue for the second quarter, third quarter and for the year ended October 30, 2011. The Company also ended the fiscal year with 20% year over year sales growth. The Compensation Committee met on December 9, 2011, and based on the performance results of the Company for fiscal year 2011, the Compensation Committee set $600,000 (or 3.7% of fiscal 2011 net income attributable to the Company) as an available pool for cash bonuses for the Named Executive Officers. Furthermore, the Compensation Committee used its subjective discretion to determine an appropriate amount of a cash bonus for the Chief Executive Officer. The Compensation Committee, together with the recommendations of the Chief Executive Officer, determined an appropriate amount for a cash bonus for each of the other Named Executive Officers to receive.

During the 2011 Annual Meeting, our shareholders approved the 2011 Executive Incentive Compensation Plan (the “2011 EICP”). Participation in the 2011 EICP is limited to key employees of the Company as designated by the Compensation Committee. The 2011 EICP is administered by the Compensation Committee which has full power and authority to determine which key employees of the Company receive awards under the 2011 EICP, to set performance goals and bonus targets for each fiscal year, to interpret and construe the terms of the 2011 EICP and to make all determinations it deems necessary in the administration of the 2011 EICP, including any determination with respect to the achievement of performance goals and the application of such achievement to the bonus targets. The 2011 EICP sets out quantitative and qualitative categories of business criteria upon which performance goals are based. The business criteria measures within each category are assigned different weightings based upon their relative degree of importance as determined by the Compensation Committee.

In the quantitative category one or more of the following business criteria may be used as performance measures: (i) net sales, (ii) operating income, (iii) net income, (iv) earnings per share of common stock, (v) net cash flows provided by operating activities, (vi) net increase in working capital, (vii) return on invested capital, (viii) return on equity and/or (ix) debt reduction. In the qualitative category, the business criteria relates to objective individual performance, taking into account individual goals and objectives. The performance goals with respect to each category of business criteria are established by the Compensation Committee within ninety days of the commencement of each fiscal year. In addition, within ninety days of the commencement of the fiscal year, a performance threshold for each performance goal is established with respect to each participant, representing the minimum level of achievement that the participant must attain in order to receive a bonus under the 2011 EICP. Annual bonus targets are either expressed as a percentage of current salary or a fixed monetary amount with respect to each category of business criteria applied. At the end of each fiscal year for which a bonus may be earned, the Compensation Committee determines each participant’s level of achievement of the established performance goals. Consistent with the relevant provisions of the Dodd-Frank Act, the Company will “clawback,” or adjust if the relevant performance measures that awards are based upon are restated or otherwise adjusted in a manner that would reduce the size of the award or payment. The Compensation Committee may amend or terminate the 2011 EICP at any time provided that no amendment will be effective prior to approval of the Company’s shareholders to the extent such approval is required to preserve deductibility of compensation paid pursuant to the 2011 EICP under Section 162(m) of the Code or otherwise required by law.

Because the 2011 EICP was adopted half way through the 2011 fiscal year, the Compensation Committee will establish defined quantitative and qualitative business criteria to use for performance measures for fiscal 2012.

Long Term Equity Incentives

The Company’s long term incentive program uses restricted stock and stock options. Stock options have an exercise price equal to the fair market value of our common stock on the date of grant. The Compensation Committee evaluates the competitiveness of the Company’s current long term incentive program in relationship to our peer group. Each year the Compensation Committee assesses each element of Photronics’ executive compensation including base salary, target total cash compensation (base salary plus target incentive award opportunity), actual total cash compensation (base salary plus last bonus paid), long term incentives and actual total direct compensation.

The Company maintains stock option plans which allow for the grant of stock options and restricted stock awards to directors and executive officers of the Company, as well as, other employees of the Company. The Compensation

Committee believes that the grant of stock options and restricted stock awards provides a strong link between executive compensation and shareholder return, aligning the long term interests of its executives with those of the Company’s shareholders and thereby promoting strategic planning while minimizing excessive risk.

In March of 2007, the Company adopted a Long Term Equity Incentive Plan (“LTEIP”). In April of 2010, the LTEIP was amended to increase the number of shares available for issuance under the plan from 3 million to 6 million and the amount of restricted stock allowed to be issued thereunder from 10% to 15% of the total shares issued cumulatively. The LTEIP permits the grant of stock options, restricted stock, stock appreciation rights, performance shares and performance units as well as restricted stock units and other equity-based awards. The annual schedule for granting of equity awards under the LTEIP is decided every December at the Company’s Board of Directors meeting. Grants to executive officers under the LTEIP are based on job responsibilities and potential for individual contribution impacting the Company’s overall performance. When considering grants, the Compensation Committee exercises judgment and discretion and also considers previous stock award grants in order to align generally with its overall compensation philosophy. For example, the Compensation Committee may consider reducing grants in a particular year, when a Named Executive Officer has large realizable gains from stock award grants in previous years. The Company generally provides restricted stock awards and stock options to the executive officers pursuant to the terms of the LTEIP.

The annual option granting process generally begins with the Compensation Committee providing direction to the Chief Executive Officer as to the total number of shares available for grant for the year. The Chief Executive Officer then provides individual grant recommendations to the Compensation Committee (except for his own) for review and approval. The Chief Executive Officer’s recommendation is a subjective evaluation of the Named Executive Officers contribution to the Company’s future success, the level of incentive compensation previously received as well as the market price of the common stock on the date of grant. The Compensation Committee considers the aggregate number of shares available, the number of shares previously awarded and the number of individuals to whom the Company wishes to grant stock options or restricted stock awards. The Compensation Committee reserves the right to consider the factors it considers relevant under the circumstances then prevailing in reaching its determination regarding the amount of each stock option and/or restricted stock award.

Options awards typically vest 25% per year beginning one year after the grant date, with full vesting on the fourth anniversary of the grant date. The term of such options is ten years after which the options expire, unless the employee separates earlier from the Company, at which point the options expire 30 days after separation. The exercise price is established as of the date of grant. Restricted stock awards typically vest 25% per year beginning one year after the grant date, with full vesting on the fourth anniversary of the grant date. Any stock not fully vested on the date the employee separates from the Company are forfeited.

The Chief Executive Officer’s grant is determined by the Compensation Committee at its sole discretion, based on the Compensation Committee’s evaluation of the Chief Executive Officer’s expected contribution to the Company’s future success, the level of incentive compensation previously awarded , the overall performance of the Company, a review of the Chief Executive Officer’s peer group compensation as well as the market price of the Company’s common stock on the date of grant.

Health and Welfare and Retirement Benefits

The Named Executive Officers participate in a variety of health and welfare and paid time off benefits designed to allow the Company to retain its workforce. The Company does not have a defined benefit pension plan or supplemental retirement plan. However, the Company does have a Profit Sharing and Saving Plan (the “Plan”). The Plan is a 401(k) compliant plan which enables participating employees to make contributions from their earnings and share in the contributions the Company makes to a trust fund maintained by the trustee. An account in the trust fund is maintained by the trustee for the Plan. All employees are eligible to participate in the Plan except for nonresident aliens with no United States earned income from the Company and temporary employees or interns. The minimum amount that an employee can contribute is 1% and the maximum amount is 50%. In fiscal year 2011, the Company provided a matching contribution based on the contributions that participating employees made to the Plan. Participating employees received a matching contribution of 50% of the first 4% of their contribution to the Plan.

Dr. Jeong is entitled to participate in the PKL employee benefit plans and arrangements as may be established from time to time in Korea (which may include, without limitation, medical plan, dental plan, disability plan, basic life insurance and business travel accident insurance plan, as well as the Company’s bonus plan(s), and stock award plans or any successor plans thereto). The Company and PKL have the right to terminate or change any such plans or programs at any time. Upon termination of Dr. Jeong’s employment with PKL, Dr. Jeong will receive a lump sum payment of U.S. $108,000 multiplied by the total number of years that Dr. Jeong was employed by PKL (including years prior to the date of this Agreement). The sum of $108,000 shall be fixed and is not subject to escalation or increase based on any bonus or salary increase that Dr. Jeong may receive during the term of his agreement.

Employment Agreements

In order to retain the Named Executive Officers and retain continuity of management in the event of an actual or threatened change of control, the Company has entered into employment agreements with each of the Named Executive Officers except for Mr. Macricostas. Each employment agreement sets forth the severance benefits due in the event of a change in control or termination without cause. These employment agreements are described below under the caption Certain Agreements. The estimate of the compensation that would be payable in the event of a change in control or termination without cause is described below under the caption Potential Payments Upon Termination or Change in Control. The Compensation Committee believes that these agreements are a competitive requirement to attract and retain highly qualified executive officers. Before authorizing the Company to enter into the employment agreements with the Named Executive Officers, the Compensation Committee analyzed each of the termination and change in control arrangements and determined that each arrangement was necessary and appropriate under the circumstances of the Company and given the circumstances of each of the individual Named Executive Officers. The Compensation Committee will review these arrangements again upon the renewal of each employment agreement. Mr. Macricostas does not have an employment agreement but does have a consulting agreement with the Company. However, the consulting agreement has been suspended for the period of time that Mr. Macricostas is an employee of the Company. Mr. Macricostas became an employee of the Company on November 10, 2008.

The Compensation Committee understands that excise tax gross up upon a change of control is considered to be a pay practice that may be unfavored by some shareholders. The Compensation Committee is evaluating its policy of including this in the Named Executive Officers employment agreements prospectively.

Tax and Accounting Impact on Compensation

Financial reporting and income tax consequences to the Company of individual compensation elements are important considerations for the Compensation Committee when it is analyzing the overall level of compensation and the mix of compensation. Overall, the Compensation Committee seeks to balance its objective of ensuring an effective compensation package for the Named Executive Officers while attempting to ensure the deductibility of such compensation – while ensuring an appropriate and transparent impact on reported earnings and other closely followed financial measures.

Section 162(m) of the Internal Revenue Code limits the amount of compensation paid to each Named Executive Officer that may be deducted by the Company to $1 million in any year. There is an exception to the $1 million limitation for performance-based compensation that meets certain requirements. Historically, the compensation paid to our executive officers has not exceeded this limit. To the extent that it is practicable and consistent with the Company’s executive compensation philosophy, the Company intends to design its executive officer compensation policy to ensure the deductibility of such compensation under Section 162(m) or if it is determined not to be in the best interest of stockholders, the Compensation Committee will abide by its compensation philosophy even if it results in a loss of deductibility.

2011 EXECUTIVE COMPENSATION

Base salaries for executive officers of the Company are established primarily upon an evaluation of the executive officer’s position in the Company, competitive market practices, individual performance, level of responsibility and technical expertise. The base salaries for the Named Executive Officers are set forth in their respective employment agreements which are described below under the caption Certain Agreements. For executive officers other than the Chief Executive Officer, changes in base salary are proposed to the Compensation Committee by the Chief Executive Officer based on his evaluation of each individual’s performance for the year and expected future contributions as well as target pay position relative to the peer group and the Company’s overall salary budget guidelines. The Chief Executive Officer’s recommendations are reviewed and approved by the Compensation Committee. In December of 2011 (which is part of the Company’s fiscal year 2012), the Named Executive Officers received restricted stock and stock option awards and also received a cash bonus. Mr. Smith and Ms. Burr each received a $15,000 salary increase. The Compensation Committee believes that the salary increases properly align the incumbents with competitive norms commensurate with their level of accountability.

2011 CHIEF EXECUTIVE OFFICER COMPENSATION

Mr. Macricostas’ base compensation as Chief Executive Officer is $600,000. The Compensation Committee based Mr. Macricostas’ 2011 base compensation on competitive chief executive officer salaries. Mr. Macricostas received a grant of 112,500 options and 56,250 shares of restricted stock in December of 2011 and also received a cash bonus of $130,000 in December of 2011. Mr. Macricostas declined a salary increase recommended by the Compensation Committee in December 2011.

2011 COMPENSATION DECISIONS

On December 10, 2010, the Compensation Committee awarded Dr. Jeong 16,250 shares of restricted stock and 32,500 options; Mr. Smith 12,500 shares of restricted stock and 25,000 options; Dr. Kirlin 10,000 shares of restricted stock and 20,000 options, Dr. Progler 8,750 shares of restricted stock and 17,500 options and Ms. Burr 7,500 shares of restricted stock and 15,000 options. The awards were based on recommendations of the Chief Executive Officer. The awards were made in fiscal 2011 but were made for fiscal 2010 performance.

On December 9, 2011, the Compensation Committee awarded Dr. Jeong a cash bonus of $75,000; Mr. Smith a cash bonus of $85,000; Dr. Kirlin a cash bonus of $65,000, Dr. Progler a cash bonus of $55,000 and Ms. Burr a cash bonus of $40,000 for their 2011 performances. On December 9, 2011, the Compensation Committee also awarded Dr. Jeong 16,250 shares of restricted stock and 32,500 options; Mr. Smith 12,500 shares of restricted stock and 25,000 options; Dr. Kirlin 10,000 shares of restricted stock and 20,000 options, Dr. Progler 8,750 shares of restricted stock and 17,500 options and Ms. Burr 7,500 shares of restricted stock and 15,000 options. The awards were based on recommendations of the Chief Executive Officer. The awards were made in fiscal 2012 but were for fiscal 2011 performance.

When determining 2011 compensation the Compensation Committee considered the overall performance of the Company, including the fact that the Company had record revenue for the second quarter, third quarter and for the year ended October 30, 2011. Additionally, the Company ended the fiscal year with 20% year over year sales growth. The Compensation Committee considered each Named Executive Officer’s role in the Company’s performance, the compensation previously received by each of the Named Executive Officers and the compensation of similarly situated executive officers working for peer group companies. The Compensation Committee also used a subjective approach when linking the performance of the Company with the compensation of the Named Executive Officers.

     COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee, comprised of independent directors, reviewed and discussed the above Compensation Discussion and Analysis (CD&A) with the Company’s management. Based on the review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the CD&A be included in these Proxy Materials.

Respectfully submitted,

Walter M. Fiederowicz, Chairman
Joseph A. Fiorita, Jr.

EXECUTIVE COMPENSATION

The following table sets forth certain information regarding compensation paid or accrued by the Company for services rendered for the three-year period ended October 30, 2011, to each of the individuals who served (i) as the Chief Executive Officer; (ii) Chief Financial Officer and (iii) the three other most highly compensated executive officers of the Company whose total salary and bonus exceeded $100,000 (such executives are collectively referred to as the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

								All
				Stock		Option		Other
Name and Principal		Salary	Bonus	Awards		Awards		Compensation		Total
Position	Year	($)(1)	($)	($)		($)		($)		($)
Soo Hong Jeong
Chief Operating Officer	2011	475,000	75,000	109,038	(2)	152,555	(3)	108,000	(4)	919,593
President, Asia Operations	2010	386,640	45,000	0		193,245		153,256		778,141
	2009	367,308	0	0		44,000		141,289		552,597

Peter S. Kirlin
Senior Vice President,	2011	320,000	65,000	67,100	(2)	93,880	(3)	17,062	(5)	563,042
US and Europe Operations	2010	280,000	35,000	0		104,055		17,600		436,655
	2009	266,000	0	0		22,000		108,982		396,982

Constantine S. Macricostas
Chairman, Chief Executive	2011	600,000	130,000	377,438	(2)	528,075	(3)	22,296	(6)	1,657,809
Officer and President	2010	600,000	60,000	0		668,925		923		1,329,848
	2009	516,923	0	0		132,000		16,224		665,147

Christopher J. Progler
Vice President,	2011	285,000	55,000	58,713	(2)	82,145	(3)	17,571	(7)	498,429
Chief Technology Officer,	2010	243,000	27,500	0		104,055		16,860		391,415
Strategic Planning	2009	230,849	7,500	0		22,000		14,170		274,519

Sean T. Smith
Senior Vice President,	2011	360,000	85,000	83,875	(2)	117,350	(3)	7,765	(8)	653,990
Chief Financial Officer	2010	300,438	40,000	0		148,650		8,900		497,988
	2009	285,415	15,000	0		28,600		5,081		334,096

(1)	2009 salary reflects a 10% reduction in pay implemented for two quarters of fiscal 2009. There were no salary increases for fiscal 2010.

(2)	The amounts shown in the “Stock Awards” column represents the closing price of the Company’s Common Stock on the date of grant multiplied by the amount of the award granted calculated in accordance with ASC No. 718, Compensation, Stock Compensation.

(3)	The amounts included in this column represent the grant date fair value of the options calculated in accordance with ASC No. 718. The assumptions used in determining the fair value of these options are set forth in Note 10 of the Company’s Annual Report on Form 10-K.

(4)	Upon termination of Dr. Jeong’s employment with PKL, Dr. Jeong will receive a lump sum payment of $108,000 multiplied by the total number of years that Dr. Jeong was employed by PKL (including years prior to the date of the agreement). The sum of $108,000 shall be fixed and is not subject to escalation or increase based on any bonus or salary increase that Dr. Jeong may receive.

(5)	Represents $12,000 car allowance and $5,062 matching contribution pursuant to the Company’s 401(k) Savings and Profit Sharing Plan.

(6)	Represents $1059 for personal use of a Company car. Medical reimbursement for 2010 paid in 2011 of $14,133 and receipt of Company car with value of $7,104

(7)	Represents $12,000 car allowance and $5,571 for matching contribution pursuant to the Company’s 401(k) Savings and Profit Sharing Plan.

(8)	Represents $2,865 for personal use of a Company car and $4,900 matching contribution pursuant to the Company’s 401(k) Savings and Profit Sharing Plan.

GRANT OF PLAN-BASED AWARDS TABLE

During the fiscal year ended October 30, 2011, the following plan based awards were granted to the
Named Executive Officers

				Grant Date Fair
		Stock Awards	All Other Stock	Value of Stock and
		Shares of Stock or	Awards: Number of	Option Awards
Name	Grant Date	Units (#)	Shares of Stock(1)	$
Soo Hong Jeong	12/10/2010	16,250	32,500	261,593
Peter S. Kirlin	12/10/2010	10,000	20,000	160,980
Constantine S. Macricostas	12/10/2010	56,250	112,500	905,513
Christopher J. Progler	12/10/2010	8,750	17,500	140,858
Sean T. Smith	12/10/2010	12,500	25,000	201,225

(1)	The number of shares of Common Stock underlying each option is equal to such number of options. The exercise price of each option awarded is $6.71.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OCTOBER 30, 2011

Name	Option Awards						Stock Awards
									Market
								No. of	Value
								Shares	of
								or	Shares
								Units	or
		No. of		No. of				of	Units of
		Securities		Securities				Stock	Stock
		Underlying		Underlying				That	That
		Unexercised		Unexercised		Option		Have	Have
		Options		Options		Exercise	Option	Not	Not
		(#)		(#)		Price	Expiration	Vested	Vested
	Grant Date	Exercisable		Un-exercisable		($)	Date	(#)	($)
(a)		(b)		(c)		(d)	(e)	(f)	(g)
Soo Hong Jeong	12/9/2002	10,002	(1)	0		12.93	12/09/2012
	2/17/2004	15,000	(1)	0		19.58	2/17/2014
	1/17/2005	125,000	(1)	0		14.56	1/17/2015
	6/2/2006	90,000	(1)	0		17.02	6/02/2016
	11/10/2008	50,000	(1)	50,000	(2)	0.76	11/10/2018
	12/21/2009	16,250	(1)	48,750	(2)	4.42	12/21/2019
	6/2/2006							11,250 (3)	73,013
	1/21/2008							3,750 (4)	24,338
	12/10/2010							16,250 (4)	105,463
	12/10/2010	0		32,500	(2)	6.71	12/10/2020

Peter S. Kirlin	8/29/2008	30,000	(1)	20,000	(2)	3.27	8/29/2018
	11/10/2008	0		25,000	(2)	0.76	11/10/2018
	12/21/2009	8,750	(1)	26,250	(2)	4.42	12/21/2019
	12/10/2010							10,000 (4)	64,900
	12/10/2010	0		20,000	(2)	6.71	12/10/2020

Constantine S. Macricostas	12/3/2001	60,000	(1)	0		26.95	12/3/2011
	7/10/2002	20,000	(1)	0		15.90	7/10/2012
	2/17/2004	5,000	(1)	0		19.58	2/17/2014
	1/17/2005	25,000	(1)	0		14.56	1/17/2015
	2/14/2005	5,000	(1)	0		16.65	2/14/2015
	11/10/2008	0		150,000	(2)	0.76	11/10/2018
	12/21/2009	56,250	(1)	168,750	(2)	4.42	12/21/2019
	12/10/2010							56,250 (4)	365,062
	12/10/2010	0		112,500	(2)	6.71	12/10/2020

Christopher J. Progler	12/3/2001	12,500	(1)	0		26.95	12/3/2011
	7/10/2002	3,750	(1)	0		15.90	7/10/2012
	12/9/2002	2,368	(1)	0		12.93	12/09/2012
	1/17/2005	35,000	(1)	0		14.56	1/17/2015
	6/2/2006	80,000	(1)	0		17.02	6/02/2016
	11/10/2008	10,000	(1)	25,000	(2)	0.76	11/10/2018
	12/21/2009	8,750	(1)	26,250	(2)	4.42	12/21/2019
	6/2/2006							11,250 (3)	94,350.00
	1/21/2008							2,500 (4)	31,450.00
	12/10/2010							8,750 (4)	56,787
	12/10/2010	0		17,500	(2)	6.71	12/10/2020

Name	Option Awards					Stock Awards
								Market
							No. of	Value
							Shares	of
							or	Shares
							Units	or
		No. of		No. of			of	Units of
		Securities		Securities			Stock	Stock
		Underlying		Underlying			That	That
		Unexercised		Unexercised	Option		Have	Have
		Options		Options	Exercise	Option	Not	Not
		(#)		(#)	Price	Expiration	Vested	Vested
	Grant Date	Exercisable		Un-exercisable	($)	Date	(#)	($)
(a)		(b)		(c)	(d)	(e)	(f)	(g)
Sean T. Smith	12/3/2001	4,401	(1)	0	26.95	12/3/2011
	12/3/2001	8,099	(1)	0	26.95	12/3/2011
	7/10/2002	17,758	(1)	0	15.90	7/10/2012
	7/10/2002	7,242	(1)	0	15.90	7/10/2012
	12/9/2002	10,450	(1)	0	12.93	12/9/2012
	1/17/2005	75,000	(1)	0	14.56	1/17/2015
	6/2/2006	90,000	(1)	0	17.02	6/2/2016
	11/10/2008	0		32,500 (2)	0.76	11/10/2018
	6/2/2006						15,000 (3)	97,350
	1/21/2008						3,125 (4)	20,281
	12/21/2009	12,500	(1)	37,500 (2)	4.42	12/21/2019
	12/10/2010						12,500 (4)	81,125
	12/10/2010	0		25,000 (2)	6.71	12/10/2020

(1)	The options are fully vested and exercisable.

(2)	The options vest 25% over 4 years on the anniversary date of the grant.

(3)	Represents restricted stock award which vests 12.5% over 8 years on the anniversary date of the grant.

(4)	Represents restricted stock award which vests 25% over 4 years on the anniversary date of the grant.

OPTION EXERCISES AND STOCK VESTED
FISCAL YEAR ENDED OCTOBER 30, 2011

	Option Awards		Stock Awards
	No. of		No. of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Soo Hong Jeong	0	0	7,500	60,563

Peter S. Kirlin	30,000	142,565	0	0
	12,500	76,000	0	0

Constantine S. Macricostas	150,000	1,050,000	0	0

Christopher J. Progler	2,500	12,250	6,250	52,538

Sean T. Smith	16,250	98,432	8,125	68,713

PENSION BENEFITS

The Company does not have a Defined Benefit Pension Plan that the Named Executive Officers participate in.

CERTAIN AGREEMENTS

Mr. Constantine Macricostas, Chairman of the Board of the Company and the Company entered into a 7 year consulting agreement dated July 11, 2005. Mr. Macricostas became Interim Chief Executive Officer on July 20, 2008, and became an employee of the Company on November 10, 2008. Mr. Macricostas became Chief Executive Officer and President on April 3, 2009. Mr. Macricostas receives a base salary of $600,000 as Chief Executive Officer. The consulting agreement between the Company and Mr. Macricostas is suspended for the period of time that Mr. Macricostas is an employee of the Company; however the term of the consulting agreement will be extended for the period of time that Mr. Macricostas is Chief Executive Officer and an employee of the Company. The Company also provides Mr. Macricostas with supplemental health insurance, provided the premiums do not exceed $15,000 per year, and use of an automobile owned by the Company. In Fiscal 2011, Mr. Macricostas was given a bonus of $130,000.00. He was also given his company car as a bonus as well. The value of his Company car was $7,104.

On January 1, 2011, the Company and Dr. Jeong entered into a 3 year employment agreement. The agreement provided for a base salary of $475,000. During the term of the agreement, and for a period of 2 years thereafter, Dr. Jeong has agreed not to engage in any activity that competes with the Company or a subsidiary of the Company. Dr. Jeong shall be entitled to participate in the PKL employee benefit plans and arrangements as may be established from time to time in Korea (which may include, without limitation, medical, dental, disability plans, basic life insurance and business travel accident insurance plans, and the Company’s bonus plan(s), or stock award plans or any successor plans thereto). The Company or PKL shall have the right to terminate or change any such plans or programs at any time. Upon termination of Dr. Jeong’s employment with PKL, Dr. Jeong will receive a lump sum payment of U.S. $108,000 multiplied by the total number of years that Dr. Jeong was employed by PKL (including years prior to the date of the agreement). The sum of $108,000 shall be fixed, and is not subject to escalation or increase based on any bonus or salary increase that Dr. Jeong may receive during the term of the agreement. During the term of the agreement, the Company shall provide Dr. Jeong with a company car and driver, as is customary in Korea. The Company will pay the annual membership fee on behalf of Dr. Jeong to two country clubs in Korea that Dr. Jeong has membership to and uses for business purposes as is customary in Korea. Dr. Jeong received a bonus of $75,000 for fiscal 2011.

Dr. Kirlin and the Company entered into a 3 year employment agreement dated May 21, 2010. The agreement provided for a base salary of $280,000. The Compensation Committee or the Board of Directors reviews Dr Kirlin’s base salary from time to time in accordance with normal business practices of the Company and as a result of such review may increase his base salary. Dr. Kirlin’s current base salary is $320,000. Dr. Kirlin received a bonus of $65,000 for fiscal 2011. The agreement is automatically extended for consecutive 1 year periods unless the Company gives at least 30 days notice of its intent not to renew. Dr. Kirlin is entitled to participate in employee benefit plans and arrangements as established by the Company for similarly situated executives. Dr. Kirlin is also entitled to receive an automobile allowance or company car in accordance with the Company’s policies and provisions applicable to other similarly situated executives of the Company. If the agreement is terminated by the Company for reasons other than for “cause”, or Dr. Kirlin resigns for “good reason” (“good reason” being defined as the relocation of the Company’s principal executive offices outside the United States without Dr. Kirlin’s consent or any reduction in his salary, or health benefits without Dr. Kirlin’s consent), Dr. Kirlin will receive a payment equal to 100% of his base salary paid out over 12 months. The agreement also provides severance payments for 18 months in the event of involuntary termination other than for “cause” (including a resignation for “good reason”) following a “change in control” and Dr. Kirlin’s stock options or similar rights will become immediately vested. The agreement also provides that the Company will pay Dr. Kirlin a “gross up amount” under certain circumstances if taxes are imposed pursuant to Sections 280G and 4999 of the Internal Revenue Code. Dr. Kirlin has agreed not to engage in any activity that competes with the Company’s business during the term of his employment agreement and for 12 months thereafter.

Mr. Smith and the Company entered into a 3 year employment agreement dated February 20, 2003. The agreement provided for a base salary of $210,000. The Compensation Committee or the Board of Directors reviews Mr. Smith’s base salary from time to time in accordance with normal business practices of the Company, and as a result of such reviews may increase his base salary. Mr. Smith’s current base salary is $375,000. Mr. Smith received a bonus of $85,000 for fiscal 2011. The agreement is automatically extended for consecutive 1 year periods unless the Company gives at least 30 days notice of its intent not to renew. Mr. Smith is entitled to participate in employee benefit plans and arrangements as established by the Company for similarly situated executives. Mr. Smith is also entitled to receive an automobile allowance or company car in accordance with the Company’s policies and provisions applicable to other similarly situated executives of the Company. If the agreement is terminated by the Company for reasons other than for “cause,” or Mr. Smith resigns for “good reason” (“good reason” being defined as the relocation of the Company’s principal executive offices outside the United States without Mr. Smith’s consent or any reduction in his salary, or health benefits without Mr. Smith’s consent), Mr. Smith will receive a payment equal to 100% of his base salary paid out over 12 months. The agreement also provides severance payments for 18 months in the event of involuntary termination other than for “cause” (including a resignation for “good reason”) following a “change in control” and Mr. Smith’s stock options or similar rights will become immediately vested. The agreement also provides that the Company will pay Mr. Smith a “gross up amount” under certain circumstances, if taxes are imposed pursuant to Sections 280G and 4999 of the Internal Revenue Code. Mr. Smith has agreed not to engage in any activity that competes with the Company’s business during the term of his employment agreement and for 12 months thereafter.

Dr. Progler and the Company entered into a 3 year employment agreement dated September 10, 2007. The agreement provides for a base salary of $243,000 per year. The Compensation Committee or the Board of Directors reviews Dr. Progler’s base salary from time to time in accordance with normal business practices of the Company, and as a result of such reviews may increase his base salary. Dr. Progler’s current base salary is $285,000. Dr. Progler received a bonus of $55,000 for fiscal 2011. The agreement is automatically extended for consecutive 1 year periods unless the Company gives at least 30 days notice of its intent not to renew. Dr. Progler is entitled to participate in employee benefit plans and arrangements as established by the Company for similarly situated executives. Dr. Progler is also entitled to receive an automobile allowance or company car in accordance with the Company’s policies and provisions applicable to other similarly situated executives of the Company. If the agreement is terminated by the Company for reasons other than for “cause,” or Dr. Progler resigns for “good reason” (“good reason” being defined as the relocation of the Company’s principal executive offices outside the United States without Dr. Progler’s consent or any reduction in his salary, or health benefits without Dr. Progler’s consent), Dr. Progler will receive a payment equal to 100% of his base salary paid out over 12 months. The agreement also provides severance payments for 18 months in the event of involuntary termination other than for “cause” (including a resignation for “good reason”) following a “change in control” and Dr. Progler’s stock options or similar rights will become immediately vested. The agreement also provides that the Company will pay Dr. Progler a “gross up amount” under certain circumstances if taxes are imposed pursuant to Sections 280G and 4999 of the Internal Revenue Code. Dr. Progler has agreed not to engage in any activity that competes with the Company’s business during the term of his employment agreement and for 12 months thereafter.

EQUITY COMPENSATION PLAN INFORMATION

	No. of		No. of Shares
	Shares to be issued upon	Weighted-average	remaining available
	exercise of outstanding	exercise price	for future issuance
	options, warrants and	of outstanding options,	under equity compensation plans
	rights	warrants, and rights	(excluding securities
Plan Category	(a)	(b)	reflected in column (a))
Equity Compensation Plan	4,288,224	9.25	2,825,598 (1)
Approved by Shareholders

Equity Compensation	0	0	0
Plans Not Approved by
shareholders

Total	4,288,224	9.25	2,825,598

(1)	Represents 2,651,237 shares of Photronics Common Stock issuable pursuant to future issuance under the Company’s 2007 Long Term Equity Incentive Plan (the “LTEIP”) and 174,361 shares available under the Company’s Employee Stock Purchase Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Dr. Jeong, Dr. Kirlin, Dr. Progler and Mr. Smith are subject to employment agreements with the Company that provide for severance payments in the event of termination by the Company without cause, termination upon a change of control or resignation by such Named Executive Officer with good reason. The employment agreements are further described above under the caption “Certain Agreements”.

Mr. Macricostas does not have an employment agreement with the Company and, therefore, is not contractually entitled to severance payments in the event of termination by the Company without cause, termination upon a change of control or resignation with good reason. The table below was prepared as if the Named Executives employment was terminated as of October 28, 2011, the last business day of our 2011 fiscal year and, if applicable, a change of control occurred on that date. The table also utilizes the closing share price of Photronics Common Stock on October 28, 2011.

	Severance Payment	Benefit Plans	Options	Restricted	Excise Tax	Total
Name	($)(1)	($)(2)	($)(3)	Stock ($)(4)	Gross up ($)	($)
Soo Hong Jeong (5)
Termination without cause or	475,000	16,800			0	491,800
resignation for good reason.
Termination upon change of	712,500		707,500	202,814	0	1,622,814
control

Sean T. Smith
Termination without cause or	360,000	16,800			0	376,800
resignation for good reason.
Termination upon change of	540,000	16,800	289,725	198,756	0	1,045,281
control

Christopher J. Progler
Termination without cause or	285,000	16,800			0	301,800
resignation for good reason.
Termination upon change of	427,500	16,800	273,000	146,025	0	863,325
control

Peter S. Kirlin
Termination without cause or	320,000	16,800			0	336,800
resignation for good reason.
Termination upon change of	480,000	16,800	376,700	64,900	0	938,400
control

(1.)	Assumes no bonus will be paid as part of the severance payment. The calculation was based on base salary for fiscal 2011.

(2.)	Assumes a payment of $1,400 per month for COBRA premiums for 12 months.

(3.)	The value of options assumes all outstanding option awards that are in the money and as of October 28, 2011, were immediately vested upon the change of control, regardless of whether termination of employment, for any reason has occurred, as provided under the Company’s stock incentive plans. The amount is calculated by multiplying the amount of options granted by the closing price on the date of grant and then deducting that number from the number of options granted multiplied by the closing share price on October 28, 2011. The closing price on the date of grant was $3.27 for the award granted on August 20, 2008, $0.76 for the award granted on November 10, 2008 and $4.42 for the award granted on December 21, 2009. The closing price on October 28, 2011 was $6.49.

(4.)	The value of restricted stock assumes all outstanding awards as of October 28, 2011, were immediately vested upon the change of control, regardless of whether termination of employment, for any reason has occurred, as provided under the Company’s stock incentive plans. In the case of restricted stock the value is based on the number of outstanding shares that would not ordinarily have vested on October 28, 2011, multiplied by $6.49, the applicable closing share price on that date.

(5.)	The amount set forth above does not include the severance payment of $108,000 multiplied by the number of years that Dr. Jeong was employed by PKL.

DIRECTORS’ COMPENSATION

Directors who are not employees of the Company each received an annual retainer of $25,000, in addition to a fee of $3,500 for each director’s meeting attended in fiscal 2011.

Prior to 2006, non-employee directors also received stock options as part of their annual compensation; however, in 2006, this practice ceased and the directors were only awarded restricted stock. Annual grants are generally made on the first Board meeting of the Company’s fiscal year. For fiscal 2010, options were once again granted and each Director received stock option awards of 15,000 per member plus an additional 20,000 was awarded to each Executive Committee member. For fiscal 2011 each Director received a restricted stock award grant of 8,000 shares plus an additional 10,000 shares was awarded to each Executive Committee Member. The restrictions on the option awards generally lapse quarterly over the one-year service period.

Directors who are also employees of the Company are not compensated for serving on the Board.

In fiscal 2011, the Chairman of the Audit Committee received an additional annual retainer of $40,000 and the Vice Chairman received an additional annual retainer of $10,000. In fiscal 2011, the other member of the Audit Committee received an additional annual retainer of $10,000. Members of the Audit Committee receive a per diem payment of $1,250 for travel in connection with the Audit Committee and for Board of Director assignments. The Chairman of the Compensation Committee receives an additional annual retainer of $25,000 and the Vice Chairman of the Compensation Committee receives an additional annual retainer of $5,000. From time to time, management may request the involvement of one or more directors outside of board meetings in connection with the development or consideration of strategic initiatives. The directors will earn an additional $2,500 per diem prorated fee for the time devoted to such matters.

For fiscal 2012, Directors who are not employees of the Company will receive an annual retainer of $30,000, in addition to a fee of $4,000 for each director’s meeting attended in fiscal 2012. On January 3, 2012 (the Company’s fiscal 2012) each non-employee Director was granted 8,000 shares of restricted stock for fiscal 2012 plus 12,000 options.

For fiscal 2012, the Chairman of the Audit Committee will receive an additional annual retainer of $40,000 and the Vice Chairman will receive an additional annual retainer of $10,000. For fiscal 2012, the other member of the Audit Committee will receive an additional annual retainer of $10,000. Members of the Audit Committee will receive a per diem payment of $1,250 for travel in connection with the Audit Committee and for Board of Directors assignments. For fiscal 2012, the Chairman of the Compensation Committee will receive an additional annual retainer of $30,000 and the Vice Chairman of the Compensation Committee will receive an additional annual retainer of $10,000. For fiscal 2012, the Chairman of the Strategy and Technology Committee will receive an additional annual retainer of $15,000 and the Vice Chairman will receive an additional annual retainer of $5,000. For fiscal 2012, the Chairman of the Nominating Committee will receive an additional annual retainer of $15,000 and the Vice Chairman will receive an additional annual retainer of $5,000. From time to time, management may request the involvement of one or more directors outside of board meetings in connection with the development or consideration of strategic initiatives. The directors will earn an additional $2,500 per diem pro-rated fee for the time devoted to such matters.

For fiscal 2012, the Company will not have an Executive Committee of the Board of Directors.

DIRECTOR COMPENSATION TABLE

	Fees Earned
	or
	Paid in Cash		Stock Awards		Option Awards	Total
Name	($)		($)		($)	($)
Walter M. Fiederowicz	107,500	(1)	120,780	(2)	0	228,280

Joseph A. Fiorita	117,500	(3)	120,780	(4)	0	238,280

George Macricostas	42,500	(5)	53,680	(6)	0	96,180

Mitchell G. Tyson	52,500	(7)	53,680	(8)	0	106,180

1.	Represents $25,000 as an annual retainer, $25,000 as Chairman of the Compensation Committee; $30,000 as a member of the Executive Committee; $10,000 as Vice Chairman of the Audit Committee; and $17,500 for meeting fees (5 meetings at $3,500).

2.	Represents 18,000 shares of restricted stock granted on December 10, 2010.The restricted stock vests quarterly over a twelve month period.

3.	Represents $25,000 as an annual retainer, $40,000 as Chairman of the Audit Committee; $5,000 as Vice Chairman of the Compensation Committee and $30,000 as a member of the Executive Committee and $17,500 for meeting fees (5 meetings at $3,500 per meeting).

4.	Represents 18,000 shares of restricted stock granted on December 10, 2010.The restricted stock vests quarterly over a twelve month period.

5.	Represents $25,000 as an annual retainer and $17,500 for meeting fees (5 meetings at $3,500 per meeting).

6.	Represents 8,000 shares of restricted stock granted on December 10, 2010.The restricted stock vests quarterly over a twelve month period.

7.	Represents $25,000 as an annual retainer and $10,000 as a member of the Audit Committee and $17,500 for meeting fees (5 meetings at $3,500 per meeting).

8.	Represents 8,000 shares of restricted stock granted on December 10, 2010.The restricted stock vests quarterly over a twelve month period.

COMPENSATION COMMITTEE
INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2011, no members of the Compensation Committee were officers or employees of the Company or any of its subsidiaries. During fiscal 2011, no executive officers of the Company served on the Compensation Committee or the Board of Directors of another entity whose executive officers served on the Company’s Compensation Committee.

PROPOSAL 2
RATIFICATION OF THE SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP (“D&T”), independent registered public accounting firm, to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending October 28, 2012. We are asking you to ratify this selection at the meeting.

A representative of D&T will attend the meeting to answer appropriate questions and may make a statement.

Approval of this proposal to ratify the appointment of D&T requires a majority of the votes cast by the shareholders entitled to vote at the Annual Meeting.

The Board of Directors recommends that you vote “FOR” this proposal to ratify the selection of D&T as independent auditors for Photronics, Inc. and its subsidiaries for the fiscal year ending October 28, 2012.

PROPOSAL 3
TO APPROVE AN AMENDMENT TO THE PHOTRONICS, INC. EMPLOYEE STOCK PURCHASE PLAN
TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK AVAILABLE FOR
ISSUANCE FROM 1,200,000 TO 1,500,000

For the purpose of aiding the Company and its subsidiaries in attracting, retaining and motivating personnel and encouraging stock ownership by employees, the Company has an Employee Stock Purchase Plan.

The Company’s Employee Stock Purchase Plan (“Plan”) was approved by the shareholders of the Company at the Annual Meeting held on March 18, 1992 and was amended as of April 1, 1998, March 24, 2004, and April 8, 2010. This Proposal No. 3, if approved by the shareholders, would increase the number of shares of Common Stock available for purchase under the Plan. There are currently 1,200,000 shares of our Common Stock authorized for issuance under the Plan. Under the Plan, approximately 1.0 million shares had been issued through October 30, 2011, and approximately 62,000 shares were subject to outstanding subscriptions. This amendment would increase the number of shares of Common Stock authorized for issuance under the Plan from 1,200,000 to 1,500,000 shares. The Board approved this amendment at a meeting held on December 9, 2011, subject to the approval of the shareholders.

The Board believes the Plan should be amended to increase the number of shares authorized for issuance in order to permit employees to purchase shares of Common Stock through payroll deductions. Approval of this proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or by proxy at the Annual Meeting.

The following is a summary of the material features of the Plan, as amended. The Plan is qualified in its entirety by reference to the text of the Plan. You may request a copy of the Plan, as amended, free of charge by writing to: General Counsel, Photronics, Inc., 15 Secor Road, Brookfield, Connecticut, 06804. A copy of the plan is also attached hereto as Annex A.

Administration

The Plan is administered by a plan committee which consists of two (2) or more members of the Board of Directors, none of whom are eligible to participate in the Plan. The plan committee is authorized to determine any questions arising in the administration, interpretation and application of the Plan, and is authorized to make such uniform rules as may be necessary to carry out its provisions. The Board of Directors of the Company may amend the Plan, except that the Board of Directors may not, without shareholder approval, make any amendment which would increase the number of shares reserved under the Plan, extend the term during which offerings may be made under the Plan, or increase the maximum number of shares which an eligible employee is entitled to purchase.

Plan Participation

Under the Plan, each person who has been an employee of the Company for one complete calendar month and whose customary employment is for more than twenty (20) hours per week and for more than five (5) months per calendar year is eligible to purchase that number of shares of Common Stock having a purchase price equal to not more than 5% of the employee’s annual compensation. Approximately 630 individuals will be eligible to participate in the Plan. The purchase price per share shall be an amount equal to such percentage, not greater than 100% nor less than 85%, as determined by the plan committee on the offering date, of the fair market value of a share of Common Stock on one of the following dates, as determined by the plan committee, the offering date or the purchase date whichever would result in a lower purchase price for the Common Stock. Any person who, after grant of a right to purchase, would hold 5% or more of the Common Stock of the Company is not eligible to make purchases under the Plan. In addition, the granting of a right to any employee to purchase shares under the Plan and any other stock purchase plan of the Company and its subsidiaries is limited to $25,000 in fair market value of such shares (determined as of the date of grant of such right) for each calendar year.

The total purchase price of the shares of stock covered by the grants is paid through payroll deductions over a period of up to twenty-four months. A participating employee has none of the rights or privileges of a shareholder of the Company (including rights to dividends) until the shares are fully paid for and issued.

It is intended that the rights to purchase shares of stock to be granted by the Company will constitute options issued pursuant to an “employee stock purchase plan” within the meaning of Section 423 of the United States Internal Revenue Code of 1986, as amended (the “Code”).

Shares Available

A maximum of one million two hundred thousand shares (1,200,000) shares of Common Stock may currently be issued under the Plan. In the event of a stock dividend, share distribution, recapitalization, merger, consolidation, split-up, spin-off, combination or exchange of share or similar action with respect to the Common Stock, the Board makes adjustments to the unissued shares under the Plan to reflect any such event.

Certain Federal Income Tax Considerations

The following is a general summary of certain United States income tax consequences based upon the laws as currently in effect, and does not purport to cover possible foreign, state, local, estate, employment or other tax consequences.

The Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant at the time of purchase of shares. Upon disposition of the shares, the participant will be subject to tax and the amount of the tax will depend on the period of time that the participant holds the shares. If the shares are disposed of by the participant at least two years after the beginning of the option period and at least one year from the date the shares are purchased, the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price, or (b) 15% of the fair market value of the shares on the first day of the option period, will be treated as ordinary income and any further gain will be taxed at long-term capital gain rates. If the shares are sold after such time and the sale price is less than the purchase price, the participant recognizes no ordinary income but, instead, a capital loss for the difference between the sale price and the purchase price.

If the shares are sold or otherwise disposed of before the expiration of such two-year and one-year periods, the excess of the fair market value of the shares on the exercise date over the purchase price will be treated as ordinary income even if no gain is realized on the sale or if a gratuitous transfer is made. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period.

The Company is not entitled to a deduction for amounts taxed as ordinary income to a participant except to the extent of ordinary income recognized by participants upon disposition of shares within two years from the date of grant or within one year of the date of purchase.

New Plan Benefits

It is not presently possible to determine the benefits or amounts that will be received by any particular employee or groups in the future.

PROPOSAL 4
TO APPROVE, BY NON-BINDING VOTE, THE COMPENSATION OF OUR NAMED
EXECUTIVE OFFICERS

Pursuant to the Dodd-Frank Act, we are asking our shareholders to provide advisory approval of the compensation of our Named Executive Officers, as we have described it in the “Compensation Discussion and Analysis” section of this proxy statement beginning on page 11. While this vote is advisory, and not binding on the Company, it will provide information to our Compensation Committee regarding investor sentiment about our executive compensation philosophy, policies and practices which the Compensation Committee will be able to consider when determining executive compensation for the remainder of fiscal 2012 and beyond. For the reasons stated below, we are requesting your approval of the following non-binding resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

The compensation of our Named Executive Officers and our compensation philosophy policies are comprehensively described in the Compensation Discussion and Analysis, and its accompanying tables (including all footnotes).

The Compensation Committee designs our compensation policies for our Named Executive Officers to create executive compensation arrangements that are competitive, align pay with creating shareholder value and balance compensation risk appropriately in the context of the Company’s business strategy. Based on its review of the total compensation of our Named Executive Officers for fiscal year 2011, the Compensation Committee believes that the total compensation for each of the Named Executive Officers is reasonable and effectively achieves the designed objectives of driving Company performance, attracting, retaining and motivating our people, aligning our executives with shareholders’ long-term interests and discourage excessive risk taking.

Neither the approval nor the disapproval of this resolution will be binding on us or the Board of Directors or will be construed as overruling a decision by us or the Board of Directors. Neither the approval nor the disapproval of this resolution will create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for us or the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVING THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has an operating policy the purpose of which is to ensure that contracts with entities in which any director, officer or other member of management has a financial interest are competitively priced and commercially reasonable. Under the policy, any such contract must be reviewed and approved in advance by the Audit Committee. To the extent that anyone on the Audit Committee is the person with a financial interest, the Chief Executive Officer and Chief Financial Officer of the Company will obtain independent assessment of the commercial reasonableness of the contract as considered necessary.

The Company believes that the terms of the transactions described below with affiliated persons were negotiated at arm’s length and were no less favorable to the Company than the Company could have obtained from non-affiliated parties.

The Company is a party to a long-term service contract entered into in 2002 pursuant to which it outsources the administration of its global wide area network and related communication services to RagingWire Enterprise Solutions, Inc. (“RagingWire”), a supplier of secure data center facilities and managed information technology services, located in Sacramento, California. Constantine Macricostas is a founder, majority shareholder and the Vice Chairman of the Board of Directors of RagingWire, and his son, George Macricostas is the Executive Chairman of the Board and founder of RagingWire. The decision to pursue an outsourced solution to satisfy the Company’s network and communication needs was made by our management, and we obtained bids from and reviewed the service offerings of six other global and regional vendors before RagingWire was selected as the most favorably priced solution for its service offerings. During the 2011 fiscal year, the Company incurred expenses of $1.8 million for services provided to the Company by RagingWire. As of October 30, 2011, the Company had contracted with this service provider through 2013 for a cost of approximately $3.2 million.

Dr. Soo Hong Jeong, Chief Operating Officer of the Company, who also serves as the Chairman, Chief Executive Officer and President of the Company’s majority held subsidiary in Korea, PK Ltd. (“PKL”) is also a significant shareholder of S&S Tech which serves as a supplier of photomask blanks to the Company. In fiscal 2011, the Company purchased $21.4 million of photomask blanks from S&S Tech of which $2.9 million was owed to S&S Tech as of October 30, 2011.

OTHER MATTERS

We will bear the costs of solicitation of proxies. We have engaged The Proxy Advisory Group, LLC®, to assist us with the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements both of which are not expected to exceed $10,000 in the aggregate. In addition to solicitations by mail, The Proxy Advisory Group, LLC and certain of our officers may solicit proxies by telephone, email and personal interviews without additional remuneration. We will request brokers, custodians and fiduciaries to forward proxy solicitation material to the owners of shares of our common stock that they hold in their names. We will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of our proxy materials.

As of the date of this proxy statement, the Board of Directors knows of no matters which will be presented for consideration at the Annual Meeting of Shareholders other than the proposals set forth in this Proxy Statement. If any other matters properly come before the Annual Meeting of Shareholders the persons named in the proxy will act in respect thereof in accordance with their best judgment.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities to file an initial report of beneficial ownership on Form 3 and changes in beneficial ownership on Form 4 or 5 with the SEC. Executive officers, directors and greater than ten percent shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that during the last fiscal year, all filing requirements applicable to its executive officers, directors and ten percent shareholders were satisfied.

FORM 10-K AND ADDITIONAL INFORMATION

The Company’s annual report filed with the SEC on Form 10-K for the year ended October 30, 2011, which includes audited financial statements and financial statement schedules, will be furnished, free of charge, upon written request directed to the Secretary, Photronics, Inc., 15 Secor Road, Brookfield, Connecticut 06804 (203-775-9000).

MULTIPLE SHAREHOLDERS SHARING THE SAME ADDRESS

The Company has adopted a procedure approved by the SEC called “householding” which will reduce our printing costs and postage fees. Under this procedure, multiple shareholders residing at the same address will receive a single copy of the annual report and proxy statement unless the shareholder notifies the Company that they wish to receive individual copies. Shareholders may revoke their consent to householding at any time by contacting Broadridge Financial Services, either by calling toll-free at (800) 542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717. The Company will remove you from the householding program within 30 days of receipt of your response, following which you will receive an individual copy of our disclosure document.

SHAREHOLDER PROPOSALS

Shareholder proposals intended for inclusion in the Company’s proxy statement for the 2013 Annual Meeting of Shareholders must be received by the Company no later than October 25, 2012 and must meet certain requirements of applicable laws and regulations in order to be considered for possible inclusion in the proxy statement for that meeting. In addition, for shareholder proposals to be presented at the 2013 Annual Meeting of Shareholders without inclusion in the Company’s proxy statement for that year, notice of such proposal must be received by the Company no later than January 6, 2013 to prevent the Company from being able to exercise its discretionary voting authority with respect to that proposal (subject to the rights of the Company and the proponent contained in the federal proxy rules). Proposals may be mailed to Photronics, Inc. to the attention of the Secretary, 15 Secor Road, Brookfield, Connecticut 06804.

SOLICITATION OF PROXIES AND COSTS THEREOF

This proxy solicitation is being made by the Board of Directors of the Company and the cost of such solicitation of proxies will be borne by the Company. In addition, employees of the Company, without extra remuneration, may solicit proxies personally or by telephone or cable. The Company will reimburse brokerage firms, nominees, custodians and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto.

The graph below presents a five year comparison of the total cumulative return on the Company’s common stock in comparison to returns on the NASDAQ Composite indices. The comparison assumes an initial investment of $100 and the reinvestment of dividends. The graph and other information included under this section should not be deemed to be “soliciting material” or be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Securities and Exchange Act of 1934, as amended.

Comparison of Five-Year Cumulative Total Return
Based upon an initial investment of $100 on October 31, 2006 with dividends reinvested

February 23, 2012